QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.3

SOLIGEN TECHNOLOGIES, INC.
INVESTOR RIGHTS AGREEMENT

    THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") is made as of this 22 day of February 2001, by and among Soligen Technologies, Inc., a Wyoming corporation (the "Company"), and the parties named on Exhibit A hereto.

    A.  The Company proposes to enter into a Series C Preferred Stock Purchase Agreement to be dated the date hereof (the "Series C Purchase Agreement") pursuant to which the Company shall sell up to one million (1,000,000) shares of its Series C Convertible Preferred Stock ("Series C Preferred") to the purchasers named therein (the "Series C Purchasers"), and issue in the aggregate to the Company's Placement Agent, D.F. Hadley & Co., Inc. and its designees, three hundred ninety-three thousand one hundred sixty-seven (393,167) shares of the Company's Common Stock in such closing ("Agent's Shares"); and

    B.  In order to induce the Series C Purchasers to enter into the Series C Purchase Agreement, the Company has agreed to this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

    1.  Certain Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Series C Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

    "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

    "Common Stock" shall mean the Company's Common Stock.

    "Conversion Stock" means the Common Stock issued or issuable pursuant to conversion of the Preferred Stock.

    "Holder" shall mean (i) the persons listed on Exhibit A who hold Registrable Securities, and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 5.7 hereof.

    "Preferred Stock" shall mean the Series C Preferred.

    "Preferred Stockholders" shall mean the Series C Purchasers.

    "Registrable Securities" means the Conversion Stock and the Agent's Shares, and any Common Stock of the Company issued or issuable in respect of the Conversion Stock or the Agent's Shares, upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issuable with respect to the Conversion Stock or Agent's Shares; provided, however, that as to a Holder, if all of such Holder's shares of Conversion Stock or shares of Agent's Shares are eligible for sale under Rule 144 in a single three-month period without volume limitation, then such shares shall not be treated as Registrable Securities; and provided, further, that shares of Conversion Stock or shares of Agent's Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

    The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, as hereinafter defined, and the declaration or ordering of the effectiveness of such registration statement.

    "Registration Expenses" shall mean all expenses, except as stated in Section 5.2 hereof, incurred by the Company in complying with Section 5.1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding (i) the compensation of regular employees of the Company which shall be paid in any event by the Company and (ii) Selling Expenses) and, up to $20,000 of fees and expenses of one counsel for all Holders as appointed by the Holders and reasonably acceptable to the Company.

    "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 3 hereof.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

    "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth under "Registration Expenses", all fees and disbursements of counsel for any Holder.

    2.  Restrictions on Transferability. The Conversion Stock and the Agent's Shares and any other securities issued in respect of the Conversion Stock or Agent's Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

    3.  Restrictive Legend. Each certificate representing (i) the Conversion Stock, and the Agent's Shares and (ii) any other securities issued in respect of the Conversion Stock and the Agent's Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

    Each Holder consents to the Company's making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Agreement.

    4.  Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities to any partners or members, or retired partners or members, or to the estate of a transferor (iii) any transfer to any affiliate controlled by, under common control or under common investment management with, any transferor or (iv) in transactions in compliance with Rule 144), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (i) written opinion of legal counsel, who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. It is agreed that the Company will not request an opinion of counsel for the holder for transactions made in reliance on Rule 144 under the Securities Act except in unusual circumstances, the existence of which shall be promptly determined in good faith by the Board of Directors of the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder (if required above) and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

    5.  Registration.

      5.1 Company Registration.

        (a) Notice of Registration. If at any time, or from time to time, the Company shall determine to register any of its equity securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, the Company will:

          (1) promptly give to each Holder written notice thereof; and

          (2) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

        (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.1(a)(1). In such event, the right of any Holder to registration pursuant to this Section 5.1 shall be conditioned upon such Holder's participation in such underwriting, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

        (c) All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may exclude some or all of the Registrable Securities, or securities of other holders of registration rights, other than persons exercising demand registration rights, from such registration. The Company shall advise all Holders, and other holders distributing their securities through such underwriting of any limits imposed on their participation in the underwriting as provided in this Section 5.1. The number of shares of Registrable Securities, or securities of other holders of registration rights other than persons exercising demand registration rights, that may be included in the registration and underwriting in accordance with this Section 5.1 shall be allocated among all the Holders and such other holders of securities not exercising demand registration rights pro rata based on the number of Registrable Securities or securities held by the Holders and such other holders.

        (d) If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall continue to be subject to the terms of this Agreement, including Section 6 hereof. Furthermore,

          (1) Following the date hereof, the Company shall not grant to any shareholder any rights superior to those granted to the Preferred Stockholders pursuant to this Section 5.1 without the prior consent of more than Fifty-One Percent (51%) of (A) the then-outstanding shares of Preferred Stock (on an as-converted basis) and Agent's Shares plus (B) if some or all of the shares of Preferred Stock have been converted into Common Stock, then the Conversion Stock issued pursuant to such conversion.

          (2) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

      5.2 Expenses of Registration. Registration Expenses incurred in connection with all registrations pursuant to Section 5.1 shall be borne by the Company. Selling Expenses shall be borne by the selling shareholders incurring such expenses.

      5.3 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

        (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least ninety (90) days or until the distribution described in the registration statement has been completed, whichever first occurs; provided, however, that such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

        (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

        (c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents (including amendments or supplements thereto) as such Holders or underwriters may reasonably request in order to facilitate the public offering of such securities.

        (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction, unless the Company is already subject to service in such jurisdiction. Furthermore,

          (1) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (2) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and as promptly as practicable amend or supplement the prospectus to correct such misstatement or omission.

          (3) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (4) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

      5.4 Indemnification.

        (a) The Company will indemnify each Holder, each of such Holder's officers, directors, members, partners, legal counsel and agent, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934 (the "1934 Act"), state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of such Holder's officers and directors, and members, partners, legal counsel, agents and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending of any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein; provided, further, that the indemnity contained in this Subsection 5.4(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that this indemnity agreement with respect to a preliminary prospectus shall not inure to the benefit of any Holder from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased Registrable Securities, or any person controlling such Holder, if a copy of the prospectus (as amended or supplemented at the time of sale) was not sent or given by or on behalf of the Holder to such person and if the prospectus (as so amended or supplemented) would have corrected the defect giving rise to such loss, liability, claim, damage or expense.

        (b) Each Holder severally, and not jointly will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of such Holder's officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Subsection 5.4(b), together with any liability under Subsection 5.4(d), shall be limited in an amount equal to the net proceeds received from the sale of the shares sold by such Holder, and the indemnity contained in this Subsection 5.4(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

        (c) Each party entitled to indemnification under this Subsection 5.4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses.

        (d) If the indemnification provided for in this Subsection 5.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to the information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount to be contributed by any Holder under this Subsection 5.4(d), together with any liability under Subsection  5.4(b), shall be limited to an amount equal to the net proceeds received from the sale of the shares sold by such Holder.

        (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        (f)  The obligations of the Company and the Holders under this Section 5.5 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or litigation. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

      5.5 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

      5.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to use all reasonable efforts to:

        (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the 1934 Act;

        (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

        (c) So long as the Holder owns any Restricted Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

      5.7 Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Holders under Section 5.1 may be assigned to a transferee or assignee in connection with (a) any transfer or assignment of Fifty Thousand (50,000) (as adjusted for stock splits, stock dividends, recapitalizations and the like) or more shares of Registrable Securities by the Holder to one or more persons in a single transaction or series of related transactions, provided that (i) the Company is given notice thereof and the transferee covenants to be bound by the provisions of this Agreement and (ii) such transfer may otherwise be affected in accordance with applicable securities laws or (b) any transfer or assignment of Registrable Securities by the Holder to partners, members or affiliates of such Holder.

      5.8 Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not grant any registration rights to subsequent purchasers of the Company's equity securities that are, in the good faith judgment of the Company's Board of Directors, superior to the registration rights granted to the Preferred Stockholders hereunder without the prior written consent of the holders of at least Fifty One Percent (51%) of the Registrable Securities.

    6.  Amendment. Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of not less than a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon each Preferred Stockholder and each Holder of Registrable Securities at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

    7.  Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California, without respect to rules concerning the conflict of laws which would otherwise require application of the substantive law of another jurisdiction. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California matters with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

    8.  Entire Agreement. This Agreement, together with all Exhibits hereto, constitute the full and entire understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

    9.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to a Preferred Stockholder or to a holder of Agent's Shares, at such party's address as set forth on the Series C Purchaser Signature Page attached hereto, or at such other address as such party shall have furnished to the Company in writing in accordance with this Section 9, (b) if to any other holder of Conversion Stock at such address as such holder shall have furnished the Company in writing in accordance with this Section 9 or to the address set forth in the Series C Purchase

Agreement, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at its principal office.

    10. Counterparts. This Agreement may be executed in any number of counterparts via facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

    The foregoing agreement is hereby executed as of the date first above written.

"COMPANY" SOLIGEN TECHNOLOGIES, INC.
By	/s/ YEHORAM UZIEL Yehoram Uziel Chief Executive Officer 19408 Londelius Street Northridge, CA 91324

SERIES C PURCHASER SIGNATURE PAGE
Print Name
Signature
Address:____________________________________

EXHIBIT A

TO SOLIGEN TECHNOLOGIES, INC.
INVESTOR RIGHTS AGREEMENT

Purchaser	Subscription for Shares*	Price Per Unit	Total Price
Robert L. Barbanell	12,500	$1.00	$12,500.00
Jeffrey D. Bennis	100,000	$1.00	$100,000.00
Chatham Investments	100,000	$1.00	$100,000.00
John W. Cherry	10,000	$1.00	$10,000.00
Mark W. & Mary Dowley Family Trust dated 9/25/91, Mark W. Dowley, Trustee	40,000	$1.00	$40,000.00
The Hadley Family Trust, dated 6/29/94, G. Bingham Hadley, Jr., Trustee	50,000	$1.00	$50,000.00
David and Suzanne Hadley, JTWROS	120,000	$1.00	$120,000.00
Elizabeth Hoff	10,000	$1.00	$10,000.00
Robert M. Hoff	25,000	$1.00	$25,000.00
Casting Technology Partnership	15,000	$1.00	$15,000.00
David F. Jacobs	25,000	$1.00	$25,000.00
Gary & Meryl Kanegis, JTWROS	3,000	$1.00	$3,000.00
Robert Kassel	5,000	$1.00	$5,000.00
Koyah Leverage Partners, L.P.	150,000	$1.00	$150,000.00
Michael J. Krupin, CLU LTD Money Purchase Pension Plan, dated 7/1/92, Michael J. Krupin, Trustee	50,000	$1.00	$50,000.00
Stephen L. Larson	25,000	$1.00	$25,000.00
Charles W. Lewis	5,000	$1.00	$5,000.00
Catherine A. Madigan	15,000	$1.00	$15,000.00
Alan Nielsen	5,000	$1.00	$5,000.00
Julie Persily	15,000	$1.00	$15,000.00
Monroe M. Rifkin	100,000	$1.00	$100,000.00
Jonathan G. Robinson	20,000	$1.00	$20,000.00
Ilan Rosenberg	1,000	$1.00	$1,000.00
Robert Welther	2,000	$1.00	$2,000.00
Yehoram Uziel	40,000	$1.00	$40,000.00

Total:	943,500		$943,500.00

    Pursuant to the Agreement to which this Schedule is attached, D.F. Hadley & Co., Inc. and/or its designees are acquiring from the Company as part of this transaction an aggregate of 393,167 shares of the Company's Common Stock, which are to be allocated as follows:

Name	Shares of Common Stock
John W. Cherry	70,000
Susan Goodell	15,000
David F. Hadley and Suzanne H. Hadley, JTWRDS	208,167
Christie I. Sheffield	50,000
Larry Gordon	50,000
Total	393,167

    The persons in the foregoing table and the other persons/entities listed above are all deemed and referred to as Purchasers under the Agreement.

QuickLinks

    EXHIBIT 4.3
SOLIGEN TECHNOLOGIES, INC. INVESTOR RIGHTS AGREEMENT
    EXHIBIT A
TO SOLIGEN TECHNOLOGIES, INC. INVESTOR RIGHTS AGREEMENT